Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Domini Social Trust:

We consent to the use of our report dated September 24, 2007, for Domini Social Equity Trust (formerly Domini Social Index Trust), Domini European Social Equity Trust, Domini PacAsia Social Equity Trust, and Domini EuroPacific Social Equity Trust, each a series of Domini Social Trust, incorporated herein by reference and to the reference to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts November 27, 2007